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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE

     AMERICAN COLOR GRAPHICS REPORTS THIRD QUARTER FISCAL YEAR 2005 RESULTS

BRENTWOOD, TN, February 14, 2005 - ACG Holdings, Inc. and American Color Graphics, Inc. (collectively, the "Company"), today reported financial results for the third fiscal quarter and the nine months ended December 31, 2004.

For the quarter ended December 31, 2004, revenues for the Company were $123.7 million and were $341.1 million through the nine month period ended December 31, 2004, representing declines of approximately 4% and 7% respectively, versus the comparable periods in the prior year.

Consolidated earnings before net interest expense, income tax expense, depreciation and amortization ("EBITDA") in the third quarter decreased to $11.6 million versus $15.7 million last year and through the nine months declined to $33.4 million from $39.0 million in the prior year. EBITDA in the nine month period of the prior year included restructuring costs of $2.0 million, a $3.2 million write-off of deferred financing costs associated with the Company's prior capital structure and losses from discontinued operations of $0.4 million.

Stephen M. Dyott, Chairman, President and Chief Executive Officer of American Color Graphics, Inc. stated, "Our results continue to be weak as a result of continuing price weakness in our market and volume losses related to aggressive competitor pricing actions in last years bidding process. We have been successful reducing our overall cost structure and productivity and efficiency levels continue to improve. As a result of the continued weakness in our market we are reviewing further cost reduction actions."

The Company recorded a consolidated net loss in the third quarter of $2.3 million as compared to net income of $3.0 million in the prior year. Through nine months, the Company has recorded a net loss of $7.9 million versus a net loss of $16.6 million in the comparable period of the prior year. Included in the prior year nine month results were the following expenses totaling $17.5 million which were not applicable in the current year: (1) Restructuring costs of $2.0 million, (2) deferred financing cost write-off of $3.2 million related to the Company's prior capital structure, (3) incremental interest of $1.7 million related to the thirty day call provision associated with the old 12 3/4% Notes, (4) net non-cash deferred tax expense of $10.6 million associated with changes in estimates related to the Company's income tax accounts. In addition, during the prior year nine month period we recorded discontinued operations net losses of $0.5 million.

The Company ended the December quarter with total debt of $316.0 million, which represents an increase in debt over the nine month period of $17.7 million. In addition to the $33.4 million of reported EBITDA, other sources and uses of cash during the nine months included (1) cash interest payments of $30.5 million, including interest payments on the Notes of $28.0 million, (2) cash capital expenditures of $4.5 million, (3) pension contributions of $7.1 million, (4) restructuring payments of $3.0 million and (5) working capital and other balance sheet net cash uses of $6.0 million.

At December 31, 2004, the Company was in compliance with the covenant requirements set forth in the Revolving Credit Facility, as amended.


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In February 2005, the Company executed the second amendment to the Revolving
Credit Facility. This amendment included, along with certain other provisions, modifications to the minimum fixed charge coverage ratio requirements for various quarterly periods beginning March 31, 2005.

Reconciliations of Non-GAAP Measures to GAAP Measures

EBITDA is defined as earnings before net interest expense, income tax expense, depreciation and amortization. We have included EBITDA because it is a key metric that management uses in measuring our performance and because we believe that investors regard EBITDA as a key measure of a leveraged company's performance and ability to meet its debt service requirements. EBITDA is not a measure of financial performance under U.S. generally accepted accounting principles. You should not consider it an alternative to net income as a measure of operating performance or as an alternative to cash flows from operating activities as a measure of liquidity. Our calculation of EBITDA may be different from the calculation used by other companies and therefore comparability may be limited.

The following table reconciles EBITDA to net income (loss) for the periods indicated (in millions):

                                                THREE MONTHS ENDED               NINE MONTHS ENDED
                                                    DECEMBER 31,                   DECEMBER 31,
                                               ----------------------           -------------------
                                                2004             2003           2004           2003
                                               -------           ----           ----           ----
EBITDA                                         $  11.6           15.7           33.4           39.0
    Depreciation and amortization                 (5.8)          (6.1)         (17.4)         (18.2)
    Interest expense, net                         (8.6)          (8.4)         (25.4)         (25.7)
    Income tax benefit (expense), net               .5            1.8            1.5          (11.7)
                                               -------           ----           ----           ----
NET INCOME (LOSS)                              $  (2.3)           3.0           (7.9)         (16.6)


The Company

ACG Holdings, is the parent company of American Color Graphics which conducts business as American Color Print and American Color Premedia.

American Color Print is one of the leading printers of advertising inserts and newspaper products in the United States. The Company's production facilities print and distribute products such as weekly retail advertising inserts, Sunday comic sections, comic books and other publications for many of the country's retailers and major newspapers.

American Color Premedia is one of the most technologically advanced providers of premedia services in the United States. Our premedia services segment provides our customers with a complete solution for the preparation and management of materials for printing, including the capture, manipulation, transmission and distribution of images.



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Forward Looking Statements

This release contains certain "forward-looking statements" within the meaning of the United States Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and are subject to risks, uncertainty and changes in circumstances, which may cause actual results, performance or achievements to differ materially from anticipated results, performance or achievements. All statements contained herein that are not clearly historical in nature are forward looking and the words "anticipate," "believe," "expect," "estimate," "project," and similar expressions are generally intended to identify forward-looking statements. The forward-looking statements may include statements addressing future financial condition and operating results.

Economic, business, competitive and/or regulatory factors affecting the Company's businesses are examples of factors, among others, that could cause actual results to differ materially from those described in the forward-looking statements. More detailed information about these and other factors is set forth in the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 2004 and its Quarterly Reports on Form 10-Q for the quarters ended June 30, 2004, September 30, 2004 and December 31, 2004. The Company is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

Conference Call Details

The Company will hold a conference call for investors at 11:00 a.m. EST on Tuesday, February 15, 2005. The call can be accessed by telephone dial-in with a capability to participate in the question and answer portion of the call. The telephone dial-in number for participants in the United States is 888-942-8131 and the pass-code confirmation # is 3770377. The telephone dial-in number for participants outside the United States is 712-257-2022 and the pass-code confirmation # is 3770377.

An audio replay of the conference call will be available for a one week period after the call. The dial-in number for participants in the United States is 800-765-7014. The audio replay dial-in number for participants outside the United States is 402-998-0923.

The financial information discussed on that call can be accessed at http://www.americancolor.com.


Contact:

American Color Graphics, Inc.
Patrick W. Kellick   615-377-7430